**REAGENT SUPPLY AGREEMENT**

**THIS REAGENT SUPPLY AGREEMENT** (this "Agreement") is made and entered into as of February 1, 2012, by and among TrovaGene, Inc., a Delaware corporation ("Buyer "), and MultiGEN Diagnostics Inc., a California corporation ("Seller").

**WHEREAS,** Buyer and Seller are party to the Asset Purchase Agreement (defined below), pursuant to which Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, the Assets (as defined therein), subject to the terms and conditions set forth therein;

**WHEREAS**, it is a condition to the closing of the sale of the Assets under the Asset Purchase Agreement that Buyer and Seller enter into a reagent supply agreement;

**WHEREAS,** Buyer wishes to engage Seller to supply the Reagents (as defined herein) in accordance with the terms and subject to the conditions of this Agreement;

**NOW, THEREFORE,** in consideration of the premises and the mutual covenants, agreements and provisions herein contained, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement. In addition to the terms defined above and other terms defined in other Sections of this Agreement, the following initially capitalized terms have the following meanings when used herein:

"Seller Indemnitees" has the meaning set forth in Section 5.2.

"Asset Purchase Agreement" means that certain Asset Purchase Agreement, dated January 5, 2012, between Buyer and Seller.

"Buyer Indemnitees" has the meaning set forth in Section 5.1.

"Losses" has the meaning set forth in Section 5.1.

"Non-Conforming Reagents" has the meaning set forth in Section 4.2.

"Parties" means Buyer and Seller; and "Party" means any of the foregoing entities.

"Reagent Specifications " means those analytical specifications for the Reagents set forth on Exhibit A, as they may be amended from time to time (i) by the written agreement of the Parties or (ii) as required by any Governmental Authority.

"Purchase Order" has the meaning set forth in Section 2.2.

"Purchase Price" has the meaning set forth in Section 3.1.

"Reagents" means those reagents which are listed on Schedule 1.1 (a)

"Term" has the meaning set forth in Section 6.1.

ARTICLE 2

ORDERING AND DELIVERY

2.1 Purchase and Sale of Reagents. During the Term, Seller shall supply and deliver to Buyer the Reagents in the quantities ordered pursuant to Article 2 and Buyer shall purchase and take delivery of the Reagents ordered from Seller in accordance with the terms and conditions of this Agreement.

2.2 Purchase Orders. Buyer shall order the Reagents by issuing binding purchase orders (each, a "Purchase Order") to Seller pursuant to the terms of this Agreement. Each Purchase Order or any acknowledgment thereof, whether printed, electronic, stamped, typed, or written, shall be governed by the terms of this Agreement and none of the provisions of such Purchase Order or acknowledgment shall be applicable except those specifying quantity ordered, delivery dates, special shipping instructions and invoice information. All Purchase Orders shall be in standard order quantities as mutually agreed between the Parties.

2.3 Acceptance or Rejection of Purchase Orders. Seller shall indicate its acceptance or rejection of each Purchase Order within 10 days after receipt; provided that Seller may reject a Purchase Order, in whole or in part, only if: (a) the Purchase Order fails to comply with the terms and conditions of this Agreement; (b) the delivery date is less than 90 days from the date of Seller's receipt of such Purchase Order; or (c) the volume under the Purchase Order and all other accepted Purchase Orders covering the applicable monthly period exceeds the volume set forth in Buyer's then-current forecast (delivered pursuant to Section 2.4 ) by more than 10%. If requested by Buyer, following Buyer's receipt of Seller's rejection notice under clause (c) above, Seller shall use commercially reasonable efforts to deliver the excess volume of the Reagents specified in the rejected Purchase Order, but Seller's failure to so deliver the excess volume shall not be a breach of this Agreement. Seller shall use commercially reasonable efforts to fill Buyer's orders for the Reagents. In no event shall Seller be liable to any third party for Seller's failure to deliver the Reagents to Buyer by any delivery date set forth in any Purchase Order.

2.4 Forecasts. Within 30 days after the Closing Date, Buyer shall issue to Seller Buyer's written forecast of Buyer's anticipated monthly requirements for the Reagents during the following 12 months. Thereafter, Buyer shall provide to Seller monthly a rolling 12 month forecast of requirements of Reagents to be supplied by Seller. The first 4 months of such forecast shall be binding on Buyer and may not be cancelled or rescheduled without prior written agreement of Seller. The remaining 8 months of such forecast shall be used by Seller for planning purposes only and shall not be considered firm orders.

2.5 Shipment. Seller shall deliver the Reagents Ex-Works (Incoterms 2010). Seller shall be deemed to have delivered the Reagents and title and risk of loss shall pass to Buyer at the time such Reagents are loaded onto a carrier designated by Buyer. Buyer shall be responsible for all shipping and insurance costs. Seller shall provide to Buyer, in advance of each shipment, all necessary information relating to such shipment, including without limitation, the identity of the carrier, flight number or similar information, scheduled arrival time and package identification number.

2.6 Certificate of Conformance. All Reagents provided shall be delivered with a document that certifies that the specified lot(s) of Reagents delivered to Buyer conform with the applicable Reagent Specifications. Full batch documentation, including batch production records and manufacturing and analytical records shall be available for review by Buyer upon reasonable notice from Buyer.

2.7 No Purchase Requirements. Nothing in this Agreement shall obligate Buyer to buy any specific amount of Reagents and Buyer shall be obligated to purchase only those quantities of Reagents included in the 4 binding months of the rolling forecast.

ARTICLE 3

PRICE; ADJUSTMENT PAYMENT; SHIPMENT.

3.1 Purchase Price. The price of the Reagents shall be an amount equal to the costs per unit plus 50% (the "Purchase Price"). At Buyer's request, Seller shall provide Buyer with all documentation supporting Seller's costs of manufacturing the Reagents.

3.2 Purchase Price Adjustments. On each June 1 and December 1 of each calendar year during the Term, the Purchase Price then in effect shall be increased or decreased by an amount equal to the percentage increase or decrease in Seller's costs then in effect. At Buyer's request, Seller shall provide Buyer with all documentation supporting any increase or decrease in Seller's cost of manufacturing the Reagents.

3.3 Payment Terms. Seller shall invoice Buyer upon shipment. Buyer shall make payment net 30 days from the date of Seller's invoice, provided , however , that Buyer shall notify Seller of any disputed invoice as soon as practicable and a timeline for resolving such dispute shall be mutually agreed by the Parties within 5 days of the date of the disputed invoice. Failure to pay a disputed invoice shall not be deemed a breach of this Agreement by Buyer and shall not relieve Seller from its commitment to continue to supply Reagents hereunder, provided that Buyer timely pays the undisputed portion of any disputed invoice. Reagent invoices that remain unpaid within 45 days after the invoice date, other than invoices being disputed in accordance with the terms set forth above, shall bear interest at a rate per annum equal to ten percent (10%); provided , however , any invoices disputed by Buyer and resolved in favor of Seller shall be subject to such late payment fee as of the invoice date until paid in full.

3.4 Royalties. Buyer shall pay royalties to Seller for use of the Reagents at a rate of the lesser of (a) 15% of revenues received and collected or (b) 30% of net operating income (from operation of the Business, with overhead expenses allocated to the Business in a manner reasonably agreed to in writing by the Buyer and Seller), received and collected from use of the Reagents, provided that, (y) Buyer shall not be required to pay any royalties prior to receipt by Buyer of $500,000 in net cash flow from operations (with overhead expenses allocated to the operations in a manner reasonably agreed to in writing by the Buyer and Seller) from use of the Reagents, and (z) if the net operating income (from operation of the Business, with overhead expenses allocated to the Business in a manner reasonably agreed to in writing by the Buyer and Seller), received in cash from use of the Reagents is more than 50% of the revenues received and collected from use of the reagents then the royalty will be based on 15% of the revenues only.

ARTICLE 4

REAGENT WARRANTIES

4.1 Limited Reagent Warranty. Seller represents and warrants to Buyer that the Reagents, when delivered, shall conform to the Reagent Specifications and shall be free of defects in materials, workmanship, packaging or labeling for a period equal to its stated shelf life. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE REAGENTS AND HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

4.2 Non-Conforming Reagents. Within 20 days after Buyer's receipt thereof, Buyer may reject any Reagents supplied hereunder which do not conform to the warranties set forth in Section 4.1 ("Non-Conforming Reagents "), provided that such Non-Conforming Reagents have not become non-conforming due to any failure by Buyer or its agents or representatives (other than, in each case, Seller) to handle, maintain, operate, or store such Reagents as required by the labeling or the Reagent Specifications. Buyer shall provide written notice to Seller specifying the reason for such rejection. If Buyer has not given written notice that a particular shipment of Reagent is a Non-Conforming Reagent within 20 days after Buyer's receipt thereof, such Reagent shall be deemed to be conforming for all purposes of this Agreement.

4.3 Rejected Reagents. At the request and expense of Seller, Buyer shall return the defective Reagents, or a representative sample thereof, to Seller for testing. Should such test results reasonably confirm the Reagents are Non-Conforming Reagents, then (i) at Seller's sole option (and Seller's expense) Buyer shall either return such Non-Conforming Reagents to Seller's manufacturing facility or Buyer shall dispose of such Non-Conforming Agents using means as reasonably directed by Seller, and (ii) at Seller's expense, Seller shall send conforming replacement Reagents to Buyer at no cost to Buyer (including no costs for shipping the replacement Reagents to Buyer). Seller shall ship such conforming Reagents as soon as reasonably practicable. Should such test results fail to confirm the

Reagents' non-conformance, and should the Parties fail to otherwise resolve the dispute, the Parties shall submit the Reagents, or a representative sample thereof, along with a reference batch which has previously been shown by Buyer to conform to the Reagent Specifications, to a mutually acceptable independent laboratory along with the test protocols described in the Reagent Specifications and mutually agreeable interrogatories to be answered by such laboratory. The independent laboratory's determination of the Reagents' conformance or non-conformance to the Reagent Specifications shall be binding upon the Parties. Should the laboratory determine that the Reagents are conforming, Buyer shall pay all independent laboratory and shipping costs incurred by Seller, and should such laboratory confirm that the Reagents are Non-Conforming Reagents, Seller shall pay all independent laboratory and shipping costs (including costs related to the shipping of the replacement Reagents to Buyer).

4.4 Notice of Material Events. Seller hereby agrees to notify Buyer promptly of any actual or anticipated events which are reasonably likely to have, a material adverse effect on Seller's ability to supply the Reagents in accordance with the provisions set forth herein, including any labor difficulties, strikes, shortages in materials, plant closings and other interruptions in activity.

ARTICLE 5

INDEMNIFICATION

5.1 Indemnification by Seller. Except as to Buyer's negligent acts or omissions or willful misconduct, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective, employees, officers, directors and agents (collectively, the "Buyer Indemnitees") from and against any suit, proceeding, claim, liability, loss, damage, costs or expense (including reasonable attorneys' fees) (collectively, "Losses"), which such Buyer Indemnitees may hereinafter incur, suffer, or be required to pay arising out of or resulting from any third party claim arising out of or attributable to any breach by Seller of the terms of this Agreement or Seller's negligent acts or omissions or willful misconduct.

5.2 Indemnification by Buyer. Except as to Seller's negligent acts or omissions or willful misconduct, Buyer shall indemnify, defend, and hold harmless Seller and its employees, officers, directors and agents (collectively, the " Seller Indemnitees") from and against any Losses which such Seller Indemnitees may hereinafter incur, suffer or be required to pay arising out of or resulting from any third party claim arising out of or attributable to Buyer's use of the Reagents supplied by Seller (provided such Reagents has been provided in accordance with the terms of this Agreement) or Buyer's negligent acts or omissions or willful misconduct.

5.3 Cooperation and Notice Requirements. With respect to any claim for which a Party seeks indemnification from the other hereunder, the Party seeking indemnification shall provide prompt notice to the other of the claim for which indemnification is sought, shall allow the indemnifying Party to control the defense of such claim, shall provide reasonable cooperation and assistance to the indemnifying Party in the defense of such claim, and shall not otherwise settle or otherwise compromise such claim without the indemnifying Party's prior written consent.

5.4 No Consequential Damages. NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL DAMAGES OR INDIRECT LOSS OF WHATEVER NATURE HEREUNDER.

5.5 Covenant to Use Commercially Reasonable Efforts to Secure Rights. In the event that either (a) any Reagent is claimed or held to infringe any intellectual property right of any Person, (b) any Reagent or the use thereof is claimed or held to constitute or involve a misappropriation of any trade secret of any Person and, in connection with the settlement of the applicable claim or as a result of the applicable judgment or finding, Seller obtains a license, a covenant not to sue or otherwise secures the right to make, use sell, offer for sale and/or import the applicable Reagent or (c) Seller otherwise concludes that it is reasonable or appropriate to acquire a license, a covenant not to sue or other right to make, use, sell, offer for sale and/or import the applicable Reagent and obtains such a license, covenant not to sue or other right, then, during the Term, Seller will exercise commercially reasonable efforts with the applicable licensor or Person to assist Buyer in obtaining for Buyer's own behalf a license, a covenant not to sue or other means to secure the right of Buyer to make, use, sell, offer for sale and/or import the applicable Reagent.

## ARTICLE 6

## TERM AND TERMINATION

6.1 Term and Termination. This Agreement shall become effective on the Closing Date and shall, unless terminated earlier in accordance with the provisions of Section 6.2 or Section 6.3 be in effect until the 3rd anniversary of the Closing Date (the "Term"); provided , however , that following the 3rd anniversary of the Closing Date, the Parties may mutually agree to extend the Term.

6.2 Termination for Breach. If either Party is in default of any material obligation imposed upon such party hereunder, such Party shall use reasonable efforts to remedy such default as soon as possible, and if such default is not remedied within a period of 30 days after written notice thereof is given to the defaulting Party by the other Party, then the other Party may terminate this Agreement upon the lapse of the 30-day period.

6.3 Termination without Cause. Buyer may terminate this Agreement for any reason upon 1 years' prior written notice to Seller.

6.4 Survival Beyond Termination. Termination of this Agreement shall not relieve either Party of any obligations accrued prior to termination. The obligations of the Parties under the following Articles and Sections shall survive termination or expiration of this Agreement: Article 4 (Representations and Warranties), Article 5 (Indemnification), and Section 7.3 (Public Announcements; Confidentiality).

## ARTICLE 7

## MISCELLANEOUS

7.1 Force Majeure. Neither Party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in any such Party's performance hereunder if such default or delay is caused by events beyond such Party's reasonable control including, but not limited to, acts of God, regulation or law or other action of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, or epidemic. The Party thus hindered shall promptly give the other Party notice thereof and shall use reasonable efforts to resume its performance hereunder if such performance is delayed or interrupted by reason of a force majeure as listed above.

7.2 Assignability. This Agreement shall not be assignable by any Party, except in connection with the sale, merger, change of control of such Party, or sale of all or substantially all of the assets of such Party, without the prior written consent of the other Party. This Agreement shall inure to the benefit of and will be binding upon the Parties hereto and their respective legal representatives, successors and permitted assigns.

7.3 Public Announcements; Confidentiality . The public announcement provisions set forth in Section 6.8 of the Asset Purchase Agreement and the confidentiality provisions set forth in Section 6.9 of the Asset Purchase Agreement are incorporated herein by reference.

7.4 Waiver. Failure to exercise, or delay in exercising, or partial exercise, at any time, of any right, remedy, default or break with respect to any covenants, provisions, or conditions of this Agreement by any Party hereto shall not operate as a waiver or excuse of performance as to any continuing or subsequent default, break, or non-observance, or subsequent and/or similar right or remedy so as to defeat in any way the rights of the first Party hereunder, unless an express waiver has been provided by the affected Party in writing.

7.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated unless such an interpretation would materially alter the rights and privileges of any Party or materially alter the terms of the transactions contemplated hereby, in which case the Parties shall negotiate in good faith to

modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

7.6 Notices. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement must be in writing and shall be deemed to have been effectively given: (i) upon personal delivery to the Party to be notified; (ii) when sent by facsimile or e-mail if sent during normal business hours of the recipient; if not, then on the next business day; or (iii) one (1) business day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, in each case to the intended recipient at the addresses set forth in the Asset Purchase Agreement.

7.7 Relationship of the Parties. The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement is intended or is to be construed so as to constitute the Parties as partners, joint ventures, or either Party as an agent or employee of the other. Neither Party has any express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other, or to bind the other Party to any contract, agreement or undertaking with any third party, and no conduct of the Parties shall be deemed to infer such right.

7.8 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to principles of conflicts of laws. Any disputes shall be exclusively resolved in the State or Federal courts residing in New York County, New York.

7.10 Captions and Titles. The titles of the Articles and Sections contained in this Agreement are for convenience only and shall not be considered in construing this Agreement.

7.11 Execution. This Agreement shall be executed in 2 identical counterparts, both of which shall contain the signatures of a person with the authority to bind each of the Parties hereto.

*[Signature Page Follows]*

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first above written.

MULTIGEN DIAGNOSTICS INC.

By: [signature]
Name: T. Vinayagamoorthy
Title: CEO

TROVAGENE, INC.

By: [signature]
Name: A. Schulz
Title: CEO